UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 21, 2005

TERADYNE, INC.

(Exact Name of Registrant as Specified in Charter)

Massachusetts	001-06462	04-2272148
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

321 Harrison Avenue, Boston, Massachusetts	02118
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (617) 482-2700

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On October 21, 2005, the Board of Directors of Teradyne, Inc. (the “Company”), upon the recommendation of the Company’s Compensation Committee, approved certain changes to the cash compensation for non-employee directors, effective January 1, 2006. Directors who are employees of the Company receive no additional compensation for their board service. The following table sets forth the annual cash compensation payable to non-employee directors before and after these changes:

	Effective 1/1/05 – 12/31/05	Effective 1/1/06
Annual Retainer	$45,000	$50,000
Board Chair Retainer (compensation in lieu of the Annual Retainer)	$90,000	$100,000
Audit Committee Chair Retainer	$5,000	$10,000
Compensation Committee Chair Retainer	$5,000	$5,000
Nominating and Corporate Governance Committee Chair Retainer	$5,000	$5,000

Non-employee directors also receive a non-cash, equity component of compensation for their board service, which currently consists of a stock option, automatically granted annually in February, to purchase shares of the Company’s common shares as set forth below and in accordance with the terms of the Teradyne 1996 Non-Employee Director Stock Option Plan:

Category of Stock Option Award	Number of Shares
Initial Award at Election (if applicable)	25,000
Annual Award	15,000
Annual Board Chair Award (issued in lieu of the Annual Award)	30,000

No changes were made to this non-cash equity compensation; however, the Compensation Committee and the Board of Directors continue to review this component of the Company’s non-employee director compensation.

Pursuant to the Teradyne Deferral Plan for Non-Employee Directors (the “Deferral Plan”), non-employee directors may elect to defer compensation payable to them until they no longer serve as directors. Directors may elect to defer their compensation by investing it in notational interest bearing accounts (based on ten year treasury note interest rates) or the Company’s deferred stock unit account. No changes were made to the Deferral Plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TERADYNE, INC.

Dated: October 27, 2005	By:	/s/ Gregory R. Beecher
Name: Gregory R. Beecher Title: V.P. & Chief Financial Officer